UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C.   20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2006

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

000-18911	81-0519541
(Commission File Number)	(IRS Employer Identification No.)

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 (e) Compensatory Arrangement with Certain Officers

          On December 27, 2006, the Board of Directors of Glacier Bancorp, Inc. (the “Company”) approved a new employment agreement for Michael J. Blodnick, the Company’s President and CEO.  The Board also ratified the employment agreement for Ron J. Copher, the Company’s Senior Vice President, who, following the retirement of James H. Strosahl in March 2007, will succeed Mr. Strosahl as the Company’s Chief Financial Officer, and Jon W. Hippler, the President and CEO of the Company’s subsidiary Mountain West Bank.  Messrs. Blodnick and Hippler are also directors of the Company.  The terms of Mr. Copher’s agreement, together with the agreement, were filed with a prior Form 8-K.  The terms of Messrs. Blodnick and Hippler’s agreements are for one year, commencing effective January 1, 2007, and replace substantially similar agreements that expired on December 31, 2006.

          Michael J. Blodnick.  Mr. Blodnick’s agreement provides for an annual salary (currently $315,000.00), with subsequent increases subject to the Boards’ review of Mr. Blodnick’s compensation and performance.  Incentive compensation is to be determined by the Board, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned.  If Mr. Blodnick’s employment is terminated by the Company without cause (as defined) or by Mr. Blodnick for good reason (as defined) during the term of the agreement, Mr. Blodnick will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment has not terminated.  Mr. Blodnick is prohibited from competing with the Company or its subsidiaries during the term of the agreement and for a three-year period following his termination of employment.

          If Mr. Blodnick’s employment is terminated by the Company within three years following a change of control (as defined), or in some circumstances following the announcement of a change of control that subsequently occurs, other than for cause, the agreement provides that Mr. Blodnick will be entitled to receive an amount equal to 2.99 times his then current annual salary, payable in 36 monthly installments, plus continued employment benefits for 2.99 years following termination.  This amount (2.99 times annual salary plus continuation of benefits) would also be payable if Mr. Blodnick terminates his employment within three years of a change of control.  The agreement provides that the payments to be received by Mr. Blodnick will be limited to less than the amount that would cause them to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.  In addition, the payments and benefits to be received by Mr. Blodnick will be reduced by any compensation that he receives from the Company or its successor following a change in control.

          Jon W. Hippler.  Mr. Hippler is employed as the President and CEO of Mountain West Bank, located in Coeur d’Alene, Idaho.  In other regards, and except as set forth below, the agreement for Mr. Hippler is substantially the same as Mr. Blodnick’s agreement.  Mr. Hippler’s current salary is $231,155.00.  Incentive compensation is to be determined by the bank’s board of directors, ratified by the Company’s board of directors, and any bonus will be payable not later than January 31 of the year following the year in which the bonus is earned.  If Mr. Hippler’s employment is terminated without cause (as defined) or by Mr. Hippler for good reason (as defined) during the term of the agreement, Mr. Hippler will receive, for the remainder of the term, the salary and other benefits he would have been entitled to if his employment had not terminated.  Mr. Hippler is prohibited from competing with the Company or any of its subsidiaries during the term of the agreement and for a one-year period following termination of employment.

          If Mr. Hippler’s employment is terminated within one year following a change of control (as defined), or in some cases following the announcement of a change of control that subsequently occurs, otherwise than for cause, the agreement provides that Mr. Hippler will be entitled to receive an amount equal to one times his then current annual salary, payable in 12 monthly installments, plus continued employment benefits for one year following termination.  This amount (one times annual salary plus continuation of benefits) would also be payable if Mr. Hippler terminates his employment within one year of a change of control.  The agreement provides that the payments to be received by Mr. Hippler will be limited to less than the amount that would cause him to be an “excess parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code.  In addition, the payments and benefits to be received by Mr. Hippler will be reduced by any compensation that he receives following a change in control.

          Copies of Messrs. Blodnick and Hipplers’ respective agreements are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein in their entirety by reference.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements: None

(b)	Pro Forma Financial Information: None

(c)	Shell Company Transactions. None

(d)	Exhibits.

	10.1	Employment Agreement between Glacier Bancorp, Inc. and Michael J. Blodnick, effective January 1, 2007

	10.2	Employment Agreement between Mountain West Bank and Jon W. Hippler, effective January 1, 2007

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2007	GLACIER BANCORP, INC.

	By:	/s/ Michael J. Blodnick

Michael J. Blodnick
President and Chief Executive Officer